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                                                                    EXHIBIT 10.3

                        INCENTIVE STOCK OPTION AGREEMENT
                        UNDER THE LASER POWER CORPORATION
                        SECOND AMENDED AND RESTATED 1981
                                STOCK OPTION PLAN

      For value received, Laser Power Corporation, a Delaware Corporation ("Grantor"), does hereby grant to _________________ ("Grantee") the right and option to purchase _____________ shares of Common Stock of Grantor at the price of ($ __________ ) per share ("Option Price") pursuant and subject to the terms and conditions set forth in the Laser Power Corporation Second Amended and Restated 1981 Incentive Stock Option Plan ("Plan"), a copy of which is attached hereto as Exhibit "A", and in accordance with, and subject to, the following terms and conditions:

      1. Time and Manner of Exercise. From and after _____________, and during each of the four succeeding one-year periods commencing on the anniversary thereof, Grantee shall have the right to purchase from Grantor __________ shares of Common Stock of Grantor on a cumulative basis (total __________ shares) upon delivery to Grantor of notice of exercise and representations in the form attached hereto as Exhibit "B" accompanied by a certified or cashier's check in payment of the aggregate option price. In the event an option shall be exercisable by any person other than the Grantee, the required notice under this Paragraph shall be accompanied by appropriate proof of the right of such person to exercise the option.



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Promptly upon receipt of such material, Grantor will deliver to Grantee stock certificates representing the number of shares purchased in accordance with the foregoing and duly registered in the name(s) of Grantee and, at his election, his or her spouse, or in the name(s) of his or her personal representatives, devises or heirs, as the case may be. The failure to exercise an option with respect to any shares of Grantor's Common Stock for which the right has accrued during any one-year period shall not result in the termination of the option with respect to such shares of Stock, but rather, the same shall cumulate and be eligible for exercise during the remainder the option term.

      2. Antidilution Provisions. The number of shares that Grantee is entitled to purchase upon the exercise of this Option and the purchase price of those shares are subject only to the adjustments set forth in Section 5.6 of the Plan.

      3. Investment Undertaking; Nonassignability. This option may be exercised only by Grantee during his or her lifetime. Grantee will hold this Option and the rights arising hereunder for investment and not with a view to distribution, and upon exercise will deliver a letter in the form attached hereto as Exhibit "B" concerning Grantee's nondistributive intent with respect to the shares of Common Stock received. Grantee will not transfer or assign this Option, except by will or the laws of intestate succession.



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      4. Expiration. This Option shall terminate and expire at midnight on the date that is eight (8) years after the date of this Agreement, or one month after the date that Grantee ceases to be eligible to participate in the Plan in accordance with Paragraph 3 of said Plan, whichever is earlier; provided, however, that, in the event of the death of Grantee while still employed by Grantor, then his executor(s) or administrator(s), or any person or persons who shall have acquired the Option from the Grantee by bequest or inheritance, shall, during the 12-month period commencing on the date of the Grantee's death, have the right to exercise this Option with respect to the shares that remain subject to this option on that date, subject to the conditions that this Option
(i) shall in no event be exercisable after its expiration in accordance with this Section 5 and (ii) it shall be exercisable by such representative(s) or successor(s) only to the extent that the Grantee's right to exercise this Option had accrued pursuant to Paragraph 2 hereof at the time of the Grantee's death and had not previously been exercised. Any options not exercisable or not exercised prior to the end of such 12-month period shall be automatically null and void.

      5.    Repurchase Right.

            (a) The Stock purchased by the Grantee upon exercise of this Option shall be subject to repurchase as set forth in the Buy-Out Agreement, a copy of which is attached hereto as Exhibit "C".



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      6. Representations by Grantor. So long as this option remains outstanding and unexpired, Grantor will reserve for issuance upon the exercise of this Option such number of shares of Common Stock of Grantor as are subject to this Option. The shares of Common Stock of Grantor subject to this Option shall, when issued, be validly issued, fully paid and nonassessable and Grantor will pay, when due and payable, any and all federal and state taxes or fees that may be payable by Grantor with respect to the grant of this Option or the issuance of any shares of Common Stock or certificates therefor subject to this Option not including, however, any federal, state or other personal income tax payable by the Grantee by virtue of the grant of this Option, the issuance of any share of Common Stock upon exercise hereof or any subsequent disposition of such shares which shall remain the obligation of Grantee.

      7. Representations of Grantee. Grantee hereby represents and acknowledges his understanding that the Common Stock acquired upon exercise of this option must be held for at least one year after the date of exercise and two years after the date of grant of this option in order for his Option to be treated as an incentive stock option under Section 422A of the Internal Revenue Code of 1986, as amended. If the Common Stock is sold prior to the later of either such period (other than in the case of sale after the death of the Grantee) the tax benefits of an incentive stock option will not be available.



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      8.    Notice.  Any notice, request, or instructions given in connection with this Option shall be in writing and shall be delivered in person or by certified mail as follows:

            (a) If to Grantor, at 12777 High Bluff Drive, San Diego, California 92130, Attention: Corporate Secretary.

            (b)  If to Grantee, at____________________________________________,
or at such other address as either of the parties shall have given notice to the other in accordance with the provisions hereof.

      9. Committee Determination Final. The interpretation and construction of the Plan and this Stock Option Agreement, including any inconsistency between such documents, shall be reserved to and made by the committee of the Board of Directors provided for under the Plan, the determination of which shall be final as between the parties hereto unless otherwise determined by the Board of Directors of Grantor.

      10. Governing Law. This Option is granted and delivered in the State of California and is intended to be construed and enforced under the laws thereof.



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      IN WITNESS WHEREOF, this option is executed on behalf of Grantor and its officers thereunto duly authorized and by Grantee in his own behalf as of this ____ day of __________, 199___.

                                          GRANTOR
                                          LASER POWER CORPORATION,
                                          a Delaware corporation


                                          By
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                                             Glenn H. Sherman
                                             Chairman and
                                             Chief Executive Officer



                                             GRANTEE


                                             --------------------


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